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Exhibit 99.1

CONTACTS: Investor relations: Gregg Haddad 813-865-1284	Media relations: John Aberg 813-865-5045 - or -
Amy Knapp 813-290-6208

WELLCARE REALIGNS ITS WORKFORCE

TAMPA, FL (May 22, 2008) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that it is realigning its workforce to respond to changing business conditions and to strengthen its position as a leader in government-sponsored healthcare programs.

After completing a comprehensive review of its business, WellCare eliminated 208 positions, or approximately 5% of its workforce.  Most of the reductions were in its Florida and New York Medicaid sales operations, but some corporate and regional support functions were also affected.  WellCare remains committed to the Florida and New York Medicaid programs, and incremental investments are being made in these states to expand the provider networks for its Medicaid and Medicare products.  In addition, the company has more than 200 open positions for which it continues to recruit.

“Making personnel changes such as we’ve done today is difficult,” said Heath Schiesser, president and chief executive officer of WellCare Health Plans, Inc.  “However, it is our obligation to deploy our resources as efficiently and effectively as possible.  Our approximately 3800 associates consider it an honor and privilege to serve our more than 2.4 million members nationwide.”

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, the aged, blind and disabled and prescription drug plans, currently serving more than 2.4 million members nationwide.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.